SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a)
        OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 1)

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                       ENVIRODYNE INDUSTRIES, INC.
                -----------------------------------------
            (Name of Registrant as Specified in Its Charter)


                -----------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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    FOR IMMEDIATE RELEASE        FOR FURTHER INFORMATION:
    Nasdaq SmallCap: EDYN        MEDIA:               INVESTORS:
                                 Roy Wiley            Stephen M. Schuster or
                                 (312) 255-3035       Gordon S. Donovan
                                                      (630) 575-2400

         ENVIRODYNE URGES SHAREHOLDERS TO REJECT ZAPATA DIRECTOR
 SLATE; OUTLINES MALCOLM GLAZER HISTORY OF USING CONTROL FOR PERSONAL GAIN

OAK BROOK, ILL. - May 1 - Envirodyne Industries, Inc. (Nasdaq SmallCap:
EDYN) Thursday released the following text of a letter to stockholders by F. Edward Gustafson, chairman of the board, president and chief executive officer:

Dear Fellow Stockholder:

        I wanted to remind you that the Company's Annual Meeting is set to take place on May 16, 1997 and to encourage you to sign and return the enclosed WHITE proxy card even if you have already done so.
Additionally, I wanted to acquaint you with Malcolm Glazer's history of taking control of companies and then engaging in self-serving transactions at the expense of other stockholders.

        Zapata Corporation may soon be sending you proxy materials along with a blue proxy card. Zapata is looking to take control of Envirodyne. We urge you not to sign or return any blue proxy card.

        Zapata is led by Malcolm Glazer, its Chairman and largest stockholder, who wants control of Envirodyne without paying a fair control premium to all our stockholders. The more you know about Mr. Glazer, the clearer it becomes that Mr. Glazer wants what is best for Mr. Glazer and that he has often used company-related transactions for his personal gain.

        Zapata has also indicated that it intends to introduce a proposal to eliminate the Company's Stockholder Rights Plan at the Annual Meeting. This is simply another tactic by Zapata to make it easier to acquire control of the Company without paying a fair price to all stockholders. We urge you to vote AGAINST Zapata's proposal. Enclosed is a supplement to our Proxy Statement describing in more detail the Zapata proposal and the reasons we oppose it.

                        Malcolm Glazer's Approach

        We believe that Mr. Glazer's activities follow a pattern of acquiring control of companies without actually buying the company and then using that control for his personal gain.

        At Zapata, Mr. Glazer and his son, Avram gained two seats on the board in July 1993. By the following July 1994 Malcolm Glazer had been named Chairman of Zapata's board, and in August of 1994, he was elected president and CEO. His son, Avram succeeded him as president and CEO in March 1995.

           Transactions Involving Glazer-Controlled Companies

        Since early 1995 a series of questionable transactions between Zapata and companies in which Glazer has an interest has prompted lawsuits by stockholders and a former Zapata director.

 Glazer-Controlled Zapata Pays $18.8 Million For Glazer's Envirodyne Shares

        According to an October 7, 1996 Business Week article entitled "Is Zapata the Glazers' Toy?", Mr. Glazer made a deal to sell his holdings in Envirodyne to an investment banking firm, but the deal collapsed in February 1995. Soon after, according to the article, Mr. Glazer found another buyer for his shares -- Zapata. In August 1995, Zapata paid the $18.8 million to a Glazer-controlled trust for such shares. The payment was in the form of a promissory note bearing interest at the prime rate and maturing in August 1997; Zapata has since prepaid the promissory note.

        This transaction has enabled Mr. Glazer to get cash for his Envirodyne shares and still retain control over them through his control of Zapata.

 Glazer-Controlled Houlihan's Pays $10 Million to Advertise In Tampa Stadium

        In October 1995, Houlihan's Restaurant Group, Inc. (a Glazer-controlled restaurant operator) agreed to pay $10 million for the right to advertise its name in Tampa Stadium, where the Glazer-owned Tampa Bay Buccaneers play. However, Houlihan's has only two restaurants in Florida -- neither of which is in Tampa! According to a December 1995 article in the St. Petersburg Times, the money will be paid to a partnership run by Glazer and his sons.

              A Zapata Director Sues the Glazers and Zapata

        In November 1995, Peter Holt resigned from the Zapata board in a disagreement over Zapata's strategy to depart from energy services and enter into the food service business. In his resignation letter, Mr. Holt said: "The entry into food services...was predicated not upon the identification of a more attractive industry segment than energy services, but upon the make-up of Mr. Glazer's investment portfolio, apparently the only source of candidates which are regarded, by those responsible for the new strategy, as suitable acquisitions by Zapata." Mr. Holt subsequently sued Zapata, Malcolm Glazer and Avram Glazer.

 Zapata Attempts to Purchase Glazer-Controlled Houlihan's for $80 Million

        In June 1996, Zapata and Houlihan's entered into a merger agreement that called for Zapata to purchase Houlihan's for $80 million
- a 30% premium over the pre-deal share price. Mr. Glazer, a 73% owner of Houlihan's, stood to make $58.6 million on this transaction. Stockholders of Zapata sued to block the purchase. The Court enjoined the merger and as a result, Zapata abandoned the acquisition in October 1996.

                    Zapata Attempts A Share Buy-Back

        Then last December, Zapata announced plans to buy back up to 50% of its outstanding stock at $4.50 per share. Mr. Glazer announced that he planned to tender approximately one-third of his position, which would have resulted in his receiving up to $13.5 million. In addition, the buyback would have increased Mr. Glazer's proportional holdings in Zapata. A lawsuit was filed by a stockholder in January 1997 to block the buy-back.

        In February 1997, Michael Heisley offered to buy the Zapata shares at a higher price that would benefit all stockholders. The Glazer-controlled Zapata board rejected the offer and withdrew its buy-back offer. We can only surmise that Mr. Glazer wanted both his money and the ability to continue to control Zapata through his tightly-controlled Zapata board.

        These transactions illustrate the way Mr. Glazer operates - solely for his benefit. Your Board of Directors and I would like to point out to Mr. Glazer that we have a fiduciary responsibility to represent the interests of all stockholders, not just Mr. Glazer and his interests.

              The Real Reasons Mr. Glazer Wants Envirodyne

        Mr. Glazer knows a good thing when he sees it. Envirodyne's cash flow continues to grow, debt is being paid down as scheduled and Viskase Corporation, a wholly owned subsidiary of the Company, was recently awarded $102 million in damages in a patent infringement suit! Your board is surprised by Mr. Glazer's recent actions because he has clearly stated that he is in full agreement with the direction management is taking the Company. He has never proposed a different strategic goal or direction.

  Don't Let Envirodyne Fall Under the Control of Zapata and Mr. Glazer

        Your vote is necessary to ensure that Envirodyne remains an independent company and does not fall under the control of Zapata and Mr. Glazer. If Mr. Glazer wants control of Envirodyne, he should make a bona fide offer that is fair to all stockholders.

        We urge you to sign, date and return the enclosed WHITE Envirodyne proxy card. Your Board of Directors recommends that you vote FOR the five Envirodyne nominees and AGAINST Zapata's proposal to eliminate the Stockholder Rights Plan. We urge you not to sign any blue proxy cards. If you already have signed a blue proxy card, you may revoke that proxy card by signing, dating and returning the enclosed WHITE proxy card.

                                   Very truly yours,


                                   F. Edward Gustafson
                                   Chairman of the Board, President
                                   and Chief Executive Officer

        Envirodyne has major interests in food packaging and the food supplies industry, operating through three subsidiaries -- Viskase Corporation, Clear Shield National, Inc. and Sandusky Plastics, Inc. The company recently reported operating income of $39.7 million for the year ended December 26, 1996 on net sales of $651.4 million. The company's annual meeting of stockholders is scheduled for May 16 in Chicago.